Exhibit 99.1

B&G Foods Reports Strong Net Sales and Earnings Growth for Second Quarter 2020

— Net Cash Provided by Operating Activities Increased to $246.4 Million for the First Two Quarters of 2020 —

Parsippany, N.J., July 30, 2020—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the second quarter and first two quarters of 2020 and provided an update as to how the COVID-19 pandemic is impacting the Company.

Second Quarter 2020 Financial Summary (vs. Second Quarter 2019 where applicable):

●	Net sales increased 38.1% to $512.5 million
●	Base business net sales[1] increased 33.9% to $496.9 million
●	Diluted earnings per share increased 150.0% to $0.70
●	Adjusted diluted earnings per share[1] increased 86.8% to $0.71
●	Net income increased 146.1% to $44.9 million
●	Adjusted net income[1] increased 87.6% to $46.0 million
●	Adjusted EBITDA[1] increased 44.6% to $102.6 million
●	Net cash provided by operating activities for the first two quarters of 2020 increased to $246.4 million

“At B&G Foods we remain committed to the health and safety of our employees and doing our part to keep our nation supplied with food during this difficult time,” stated Kenneth G. Romanzi, President and Chief Executive Officer of B&G Foods. Mr. Romanzi continued, “Thanks to the tremendous efforts of our employees, we were able to achieve both of these goals during the second quarter. We had an outstanding second quarter in terms of net sales, net income, adjusted EBITDA and cash flow as our portfolio of brands served consumers very well as they continued to cook and eat more at home.”

“We continue to take a wide range of precautionary measures at our manufacturing facilities and other work locations in response to COVID-19. And, although we are operating in a very challenging environment, our employees have done a fantastic job ensuring that our supply chain has been able to meet an unprecedented increase in demand for our products.”

Mr. Romanzi, continued, “During the second half of the year, we remain focused on working closely with our supply chain partners and our customers to ensure that we can continue to provide uninterrupted service and meet the increased demand resulting from the pandemic. At the same time, we will continue our new product innovation and other brand building efforts as we look to turn some of this pandemic-related increase in demand into long-term growth opportunities for our brands.”

[1]

Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “adjusted diluted earnings per share,” “adjusted net income,” “EBITDA,” “adjusted EBITDA” and “base business net sales,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.

Financial Results for the Second Quarter of 2020

Net sales for the second quarter of 2020 increased $141.3 million, or 38.1%, to $512.5 million from $371.2 million for the second quarter of 2019. The increase was primarily attributable to materially increased net sales resulting from increased demand for the Company’s products due to the COVID-19 pandemic. The Company’s net sales also benefited from the Clabber Girl and Farmwise acquisitions, which were completed on May 15, 2019 and February 19, 2020, respectively. An additional one and one-half months of net sales of Clabber Girl and an additional three months of net sales of Farmwise contributed $15.0 million and $0.6 million, respectively, to the Company’s net sales for the second quarter of 2020.

Base business net sales1 for the second quarter of 2020 increased $125.7 million, or 33.9%, to $496.9 million from $371.2 million for the second quarter of 2019. The increase in base business net sales reflected an increase in unit volume of $111.7 million and an increase in net pricing (inclusive of the impact of the Company’s 2019 list price increases, the trade spend optimization program the Company initiated in 2019, and a temporarily lower trade spend environment) of $15.3 million, or 4.1% of base business net sales, partially offset by the negative impact of foreign currency of $1.3 million.

Net sales of Green Giant (including Le Sueur) increased $51.2 million, or 45.4%; net sales of the Company’s spices & seasonings2 increased $17.4 million, or 21.4%; net sales of Ortega increased $12.8 million, or 37.4%; net sales of Cream of Wheat increased $6.3 million, or 54.0%; and net sales of Maple Grove Farms increased $0.2 million, or 1.5%, for the second quarter of 2020 as compared to the second quarter of 2019. Net sales of all other brands in the aggregate increased $37.8 million, or 33.3%, for the second quarter of 2020.

Gross profit was $134.1 million for the second quarter of 2020, or 26.2% of net sales. Excluding the negative impact of $0.5 million of acquisition/divestiture-related and non-recurring expenses during the second quarter of 2020, the Company’s gross profit would have been $134.6 million, or 26.3% of net sales. Gross profit was $91.9 million for the second quarter of 2019, or 24.7% of net sales. Excluding the negative impact of $4.9 million of acquisition/divestiture-related and non-recurring expenses during the second quarter of 2019, which includes expenses relating to the trailing non-cash accounting impact of the Company’s 2018 inventory reduction plan, the Company’s gross profit would have been $96.8 million, or 26.0% of net sales.

Selling, general and administrative expenses increased $4.4 million, or 11.3%, to $44.3 million for the second quarter of 2020 from $39.9 million for the second quarter of 2019. The increase was composed of increases in general and administrative expenses of $4.7 million and selling expenses of $2.7 million, partially offset by decreases in acquisition/divestiture-related and non-recurring expenses of $2.7 million, warehousing expenses of $0.2 million and consumer marketing expenses of $0.1 million. Expressed as a percentage of net sales, selling, general and administrative expenses improved by 2.0 percentage points to 8.7% for the second quarter of 2020, compared to 10.7% for the second quarter of 2019.

Net interest expense increased $1.6 million, or 7.2%, to $24.8 million for the second quarter of 2020 from $23.2 million in the second quarter of 2019. The increase was primarily attributable to an increase in average long-term debt outstanding during the second quarter of 2020 as compared to the second quarter of 2019, primarily as a result of borrowings made during the last three quarters of fiscal 2019 primarily to fund the Clabber Girl acquisition, to pay cash taxes resulting from the 2018 gain on sale of Pirate Brands and to fund the repurchase of shares of the Company’s common stock as part of the Company’s stock repurchase program, and a $100.0 million revolver draw made by the Company in March 2020, which was subsequently repaid in May and June 2020.

The Company’s net income was $44.9 million, or $0.70 per diluted share, for the second quarter of 2020, compared to net income of $18.3 million, or $0.28 per diluted share, for the second quarter of 2019. The Company’s adjusted net income1 for the second quarter of 2020 was $46.0 million, or $0.71 per adjusted diluted share, compared to $24.5 million, or $0.38 per adjusted diluted share, for the second quarter of 2019.

[2]	Includes the spices & seasoning brands acquired in the fourth quarter of 2016, as well as the Company’s legacy spices & seasonings brands, such as Dash and Ac’cent.

For the second quarter of 2020, adjusted EBITDA was $102.6 million, an increase of $31.6 million, or 44.6%, compared to $71.0 million for the second quarter of 2019. The increase in adjusted EBITDA was primarily attributable to the positive impact of increased base business unit volume on the Company’s net sales as a result of the COVID-19 pandemic, as well as increased net sales due to an extra one and one-half months of net sales of Clabber Girl in the second quarter of 2020. Adjusted EBITDA as a percentage of net sales was 20.0% for the second quarter of 2020, compared to 19.1% in the second quarter of 2019.

Financial Results for the First Two Quarters of 2020

Net sales for the first two quarters of 2020 increased $178.0 million, or 22.7%, to $961.9 million from $783.9 million for the first two quarters of 2019. The increase was primarily attributable to materially increased net sales in March through June 2020 (as compared to March through June 2019) resulting from increased demand for the Company’s products due to the COVID-19 pandemic. The Company’s net sales also benefited from the Clabber Girl and Farmwise acquisitions, which were completed on May 15, 2019 and February 19, 2020, respectively. An additional four and one-half months of net sales of Clabber Girl and an additional four and one-half months of net sales of Farmwise contributed $33.7 million and $0.8 million, respectively, to the Company’s net sales for the first two quarters of 2020.

Base business net sales for the first two quarters of 2020 increased $143.5 million, or 18.3%, to $927.4 million from $783.9 million for the first two quarters of 2019. The increase in base business net sales reflected an increase in unit volume of $119.9 million and an increase in net pricing (inclusive of the impact of the Company’s 2019 list price increases, the trade spend optimization program the Company initiated in 2019, and a temporarily lower trade spend environment) of $24.5 million, or 3.1% of base business net sales, partially offset by the negative impact of foreign currency of $0.9 million.

Net sales of Green Giant (including Le Sueur) increased $73.5 million, or 29.5%; net sales of Ortega increased $14.3 million, or 20.0%; net sales of Cream of Wheat increased $7.8 million, or 26.9%; net sales of the Company’s spices & seasonings2 increased $4.5 million, or 2.7%; and net sales of Maple Grove Farms increased $0.8 million, or 2.3%, in the first two quarters of 2020, as compared to the first two quarters of 2019. Net sales of all other brands in the aggregate increased $42.6 million, or 18.4%, for the first two quarters of 2020.

Gross profit was $239.0 million for the first two quarters of 2020, or 24.8% of net sales. Excluding the negative impact of $2.8 million of acquisition/divestiture-related and non-recurring expenses during the first two quarters of 2020, the Company’s gross profit would have been $241.8 million, or 25.1% of net sales. Gross profit was $179.9 million for the first two quarters of 2019, or 23.0% of net sales. Excluding the negative impact of $18.0 million of acquisition/divestiture-related and non-recurring expenses during the first two quarters of 2019, which includes expenses relating to the trailing non-cash accounting impact of the Company’s 2018 inventory reduction plan, the Company’s gross profit would have been $197.9 million, or 25.2% of net sales.

Selling, general and administrative expenses increased $6.1 million, or 7.9%, to $84.3 million for the first two quarters of 2020 from $78.2 million for the first two quarters of 2019. The increase was composed of increases in general and administrative expenses of $6.4 million and selling expenses of $4.7 million, partially offset by decreases in acquisition/divestiture-related and non-recurring expenses of $3.8 million, warehousing expenses of $0.6 million and consumer marketing expenses of $0.6 million. Expressed as a percentage of net sales, selling, general and administrative expenses improved by 1.2 percentage points to 8.8% for the first two quarters of 2020, compared to 10.0% for the first two quarters of 2019.

Net interest expense increased $4.6 million, or 10.0%, to $50.9 million for the first two quarters of 2020 from $46.3 million in the first two quarters of 2019. The increase was primarily attributable to an increase in average long-term debt outstanding during the first two quarters of 2020 as compared to the first two quarters of 2019, primarily as a result of borrowings made during the last three quarters of fiscal 2019 primarily to fund the Clabber Girl acquisition, to pay cash taxes resulting from the 2018 gain on sale of Pirate Brands and to fund the repurchase of shares of the Company’s common stock as part of the Company’s stock repurchase program, and a $100.0 million revolver draw made by the Company in March 2020, which was subsequently repaid in May and June 2020.

The Company’s net income was $73.0 million, or $1.14 per diluted share, for the first two quarters of 2020, compared to net income of $35.0 million, or $0.53 per diluted share, for the first two quarters of 2019. The Company’s adjusted net income for the first two quarters of 2020 was $75.3 million, or $1.17 per adjusted diluted share, compared to $53.5 million, or $0.82 per adjusted diluted share, for the first two quarters of 2019.

For the first two quarters of 2020, adjusted EBITDA was $183.3 million, an increase of $36.5 million, or 24.9%, compared to $146.8 million for the first two quarters of 2019. The increase in adjusted EBITDA was primarily attributable to the positive impact of increased base business unit volume on the Company’s net sales as a result of the COVID-19 pandemic, as well as increased net sales due to an extra four and one-half months of Clabber Girl in the first two quarters of 2020. Adjusted EBITDA as a percentage of net sales was 19.1% for the first two quarters of 2020, compared to 18.7% in the first two quarters of 2019.

Full Year Fiscal 2020 Guidance

Although B&G Foods’ management continues to believe that B&G Foods’ net sales and adjusted EBITDA for full year fiscal 2020 will materially exceed the full year fiscal 2020 net sales and adjusted EBITDA guidance provided by management when the Company reported fiscal 2019 results in February 2020, the Company’s management is unable to fully estimate the impact the COVID-19 pandemic will have on the Company’s third quarter and full year fiscal 2020 results and therefore is unable at this time to provide guidance for the remainder of 2020. The ultimate impact of the COVID-19 pandemic on the Company’s business will depend on many factors, including, among others, the duration of social distancing and stay-at-home mandates and whether a second or third wave of COVID-19 will affect the United States and the rest of North America, the Company’s ability to continue to operate its manufacturing facilities, maintain its supply chain without material disruption, procure ingredients, packaging and other raw materials when needed despite unprecedented demand in the food industry, and the extent to which macroeconomic conditions resulting from the pandemic and the pace of the subsequent recovery may impact consumer eating habits.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, July 30, 2020 to discuss second quarter 2020 financial results. The live audio webcast of the conference call can be accessed at www.bgfoods.com/investor-relations. A replay of the webcast will be available following the conference call through the same link.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income” (net income adjusted for certain items that affect comparability), “adjusted diluted earnings per share,” (diluted earnings per share adjusted for certain items that affect comparability), “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued or divested brands), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on sale of assets), non-recurring expenses, gains and losses and the non-cash accounting impact of the Company’s inventory reduction plan) are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP) in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses non-GAAP financial measures to adjust for certain items that affect comparability. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items that affect comparability, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities, is included below for the second quarter and first two quarters of 2020 and 2019, along with the components of EBITDA and adjusted EBITDA. Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature, B&G, B&M, Cream of Wheat, Dash, Green Giant, Las Palmas, Le Sueur, Mama Mary’s, Maple Grove Farms, New York Style, Ortega, Polaner, Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ net sales, adjusted EBITDA and overall expectations for fiscal 2020 and beyond, including statements related to the future impact of the COVID-19 pandemic on the Company’s business and financial results, ability to provide uninterrupted service and meet the increased demand resulting from the pandemic, and the Company’s plans to continue new product innovation and other brand building efforts to promote long-term growth opportunities. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking. Factors that may affect actual results include, without limitation: the impact of the COVID-19 pandemic on the Company’s business, including, without limitation, the ability of the Company and its supply chain partners to continue to operate manufacturing facilities, distribution centers and other work locations without material disruption; the Company’s substantial leverage; the effects of rising costs for the Company’s raw materials, packaging and ingredients; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies; tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs Act and the U.S. CARES Act; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to successfully complete the implementation of additional modules and the integration and operation of a new enterprise resource planning (ERP) system; the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s sustainability initiatives and changes to environmental laws and regulations; and other factors that affect the food industry generally. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	June 27,	December 28,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$181,200	$11,315
Trade accounts receivable, net	141,216	143,908
Inventories	356,803	472,187
Prepaid expenses and other current assets	34,434	25,449
Income tax receivable	4,196	8,934
Total current assets	717,849	661,793

Property, plant and equipment, net	283,827	304,934
Operating lease right-of-use assets, net	35,925	38,698
Goodwill	598,860	596,391
Other intangible assets, net	1,606,164	1,615,126
Other assets	3,017	3,277
Deferred income taxes	6,180	7,371
Total assets	$3,251,822	$3,227,590

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$122,887	$114,936
Accrued expenses	58,780	55,659
Current portion of operating lease liabilities	10,946	9,813
Current portion of long-term debt	4,500	5,625
Income tax payable	2,297	454
Dividends payable	30,476	30,421
Total current liabilities	229,886	216,908

Long-term debt	1,874,442	1,874,158
Deferred income taxes	268,962	254,339
Long-term operating lease liabilities, net of current portion	28,003	31,997
Other liabilities	33,380	37,646
Total liabilities	2,434,673	2,415,048

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 64,160,453 and 64,044,649 shares issued and outstanding as of June 27, 2020 and December 28, 2019, respectively	642	640
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(44,057)	(31,894)
Retained earnings	860,564	843,796
Total stockholders’ equity	817,149	812,542
Total liabilities and stockholders’ equity	$3,251,822	$3,227,590

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019
Net sales	$512,539	$371,197	$961,909	$783,931
Cost of goods sold	378,438	279,330	722,892	603,985
Gross profit	134,101	91,867	239,017	179,946

Operating expenses:
Selling, general and administrative expenses	44,347	39,856	84,320	78,153
Amortization expense	4,739	4,601	9,462	9,092
Operating income	85,015	47,410	145,235	92,701

Other income and expenses:
Interest expense, net	24,849	23,179	50,888	46,253
Other income	(701)	(525)	(1,154)	(783)
Income before income tax expense	60,867	24,756	95,501	47,231
Income tax expense	15,956	6,505	22,498	12,189
Net income	$44,911	$18,251	$73,003	$35,042

Weighted average shares outstanding:
Basic	64,130	65,341	64,088	65,464
Diluted	64,410	65,391	64,247	65,504

Earnings per share:
Basic	$0.70	$0.28	$1.14	$0.54
Diluted	$0.70	$0.28	$1.14	$0.53

Cash dividends declared per share	$0.475	$0.475	$0.950	$0.950

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of EBITDA and Adjusted EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019
Net income	$44,911	$18,251	$73,003	$35,042
Income tax expense	15,956	6,505	22,498	12,189
Interest expense, net	24,849	23,179	50,888	46,253
Depreciation and amortization	15,385	14,557	30,919	28,420
EBITDA(1)	101,101	62,492	177,308	121,904
Acquisition/divestiture-related and non-recurring expenses(2)	1,497	4,823	5,980	8,519
Inventory reduction plan impact(3)	—	3,660	—	16,382
Adjusted EBITDA(1)	102,598	70,975	183,288	146,805
Income tax expense	(15,956)	(6,505)	(22,498)	(12,189)
Interest expense, net	(24,849)	(23,179)	(50,888)	(46,253)
Acquisition/divestiture-related and non-recurring expenses(2)	(1,497)	(4,823)	(5,980)	(8,519)
Inventory reduction plan impact(3)	—	(3,660)	—	(16,382)
Write-off of property, plant and equipment	(63)	12	(61)	13
Deferred income taxes	(116)	3,665	14,281	7,240
Amortization of deferred debt financing costs and bond discount	901	872	1,799	1,745
Share-based compensation expense	3,821	1,384	4,244	1,964
Changes in assets and liabilities, net of effects of business combinations	123,949	(72,239)	122,181	(57,578)
Net cash provided by (used in) operating activities(4)	$188,788	$(33,498)	$246,366	$16,846

(1)	EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of the Company’s financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt (see (1) above). The Company defines adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on the sale of assets); non-recurring expenses, gains and losses, including severance and other expenses relating to a workforce reduction; and the non-cash accounting impact of the Company’s inventory reduction plan. Management believes that it is useful to eliminate these items because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and the Company’s ability to generate cash flow from operations. The Company uses EBITDA and adjusted EBITDA in the Company’s business operations to, among other things, evaluate the Company’s operating performance, develop budgets and measure the Company’s performance against those budgets, determine employee bonuses and evaluate the Company’s cash flows in terms of cash needs. The Company also presents EBITDA and adjusted EBITDA because the Company believes they are useful indicators of the Company’s historical debt capacity and ability to service debt and because covenants in the Company’s credit agreement and the Company’s senior notes indentures contain ratios based on these measures. As a result, reports used by internal management during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity, and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income or any other GAAP measure as an indicator of operating performance. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include certain costs and expenses and gains and losses described above. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating the Company’s performance against the Company’s peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

(2)	Acquisition/divestiture-related and non-recurring expenses for the second quarter and first two quarters of 2020 of $1.5 million and $6.0 million, respectively, primarily includes acquisition and integration expenses for the Clabber Girl and Farmwise acquisitions, and severance and other expenses primarily relating to a 2019 workforce reduction and certain other cost savings initiatives. Acquisition/divestiture-related and non-recurring expenses for the second quarter and first two quarters of 2019 of $4.8 million and $8.5 million, respectively, primarily includes acquisition and integration expenses for the Clabber Girl acquisition, transition expenses for the Pirate Brands sale, and severance and other expenses primarily relating to a workforce reduction.
(3)	Inventory reduction plan impact relates to the Company’s 2018 inventory reduction plan. For the second quarter and first two quarters of 2019, inventory reduction plan impact of $3.7 million and $16.4 million, respectively, includes the trailing non-cash accounting impact of the underutilization of the Company’s manufacturing facilities in 2018 as the Company reduced inventory during the implementation of the inventory reduction plan.
(4)	The Company’s divestiture of Pirate Brands during the fourth quarter of 2018 resulted in a gain on sale during 2018 of approximately $176.4 million. The gain on sale negatively impacted the Company’s income taxes for 2019 by approximately $73.9 million, which includes a cash tax payment the Company made during the second quarter of 2019 of $44.7 million and a cash tax benefit the Company otherwise would have expected to receive of approximately $29.2 million. Excluding the negative tax impact of the gain on sale, the Company’s net cash provided by operating activities for the second quarter and first two quarters of 2019 would have been approximately $40.4 million and $90.7 million, respectively.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings per Share to Net Income

(In thousands, except per share data)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019
Net income	$44,911	$18,251	$73,003	$35,042
Acquisition/divestiture-related and non-recurring expenses, net of tax(1)	1,130	3,578	4,515	6,320
Inventory reduction plan impact, net of tax(2)	—	2,715	—	12,154
Tax benefit(3)	—	—	(2,258)	—
Adjusted net income	$46,041	$24,544	$75,260	$53,516
Adjusted diluted earnings per share	$0.71	$0.38	$1.17	$0.82

(1)	Acquisition/divestiture-related and non-recurring expenses for the second quarter and first two quarters of 2020 primarily includes acquisition and integration expenses for the Clabber Girl and Farmwise acquisitions, and severance and other expenses primarily relating to a 2019 workforce reduction and certain other cost savings initiatives. Acquisition/divestiture-related and non-recurring expenses for the second quarter and first two quarters of 2019 primarily includes acquisition and integration expenses for the Clabber Girl acquisition, transition expenses for the Pirate Brands sale, and severance and other expenses primarily relating to a workforce reduction.
(2)	Inventory reduction plan impact relates to the Company’s 2018 inventory reduction plan. For the second quarter and first two quarters of 2019, inventory reduction plan impact of $3.7 million (or $2.7 million net of taxes) and $16.4 million (or $12.2 million net of taxes), respectively, includes the trailing non-cash accounting impact of the underutilization of the Company’s manufacturing facilities in 2018 as the Company reduced inventory during the implementation of the inventory reduction plan.
(3)	The first two quarters of 2020 includes a $2.3 million tax benefit associated with the U.S. CARES Act, which was recorded during the first quarter of 2020.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Base Business Net Sales to Net Sales

(In thousands)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019
Net sales	$512,539	$371,197	$961,909	$783,931
Net sales from acquisitions(1)	(15,614)	—	(34,530)	—
Base business net sales(2)	$496,925	$371,197	$927,379	$783,931

(1)	Includes one and one-half months of net sales for Clabber Girl in the second quarter of 2020, and four and one-half months of net sales for Clabber Girl in the first two quarters of 2020, for which there was no comparable period of net sales in the second quarter of 2019 or the first two quarters of 2019, respectively. Also includes net sales for Farmwise for the second quarter and first two quarters of 2020. Clabber Girl was acquired on May 15, 2019 and Farmwise was acquired on February 19, 2020.
(2)	Base business net sales is a non-GAAP financial measure used by management to measure operating performance. The Company defines base business net sales as the Company’s net sales excluding (1) the net sales of acquisitions until the net sales from such acquisitions are included in both comparable periods and (2) net sales of discontinued or divested brands. The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date. For discontinued or divested brands, the entire amount of net sales is excluded from each fiscal period being compared. The Company has included this financial measure because management believes it provides useful and comparable trend information regarding the results of the Company’s business without the effect of the timing of acquisitions and the effect of discontinued or divested brands.

The definition of base business net sales set forth above, as it relates to acquisitions, was modified during the third quarter of 2019 from the definition the Company had most recently used. Under the Company’s most recent prior definition of base business net sales, for each acquisition, the excluded period started at the beginning of the most recent fiscal period being compared and ended on the last day of the quarter in which the first anniversary of the date of acquisition occurred. The Company believes that it is more useful to measure base business net sales on a partial quarter basis based upon the actual period of comparable ownership instead of adjusting for an entire quarter.